FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations	Carl Hymans
Tiens Biotech Group (USA), Inc.	G. S. Schwartz & Co.
Tel: +86-22-8213-7594	Tel: 212-725-4500
Fax: +86-22-8213-7594	Fax: 212-725-9188
Email: investor@tiens-bio.com	Email: carlh@schwartz.com
http://www.tiens-bio.com

TIENS BIOTECH GROUP (USA) REPORTS SECOND QUARTER AND SIX-MONTH RESULTS

NEW YORK – August 19, 2010 –Tiens Biotech Group (USA), Inc. (the “Company” or “Tiens”, NYSE AMEX: TBV), www.tiens-bio.com, today announced financial results for the second quarter and six months ended June 30, 2010.

Revenue for the second quarter of 2010 was $8.2 million, compared to $20.6 million for the second quarter of 2009.  Revenue for the six months ended June 30, 2010 was $19.6 million, compared to $38.8 million for the first six months of 2009.

Net income for the second quarter of 2010 was $0.5 million, or $0.01 per share, compared to net income of $10.3 million, or $0.14 per share, for the 2009 second quarter.  For the six months ended June 30, 2010, net income was $4.1 million, or $0.5 per share, compared to $19.3 million, or $0.26 per share for the first six months of 2009.

The decrease in revenue was mainly due to a decrease in international sales which reflects China’s Administration of Quality Supervision, Inspection and Quarantine carrying out a national campaign against unsafe food and substandard products in 2008, which brought on a general slow-down and backlog of export clearances for Chinese food products. Upon the lifting of the regulations, overseas affiliated companies began to purchase more products, thereby increasing sales in the first two quarters of 2009. Second quarter 2010 sales to Indonesia, Russia, Vietnam and Peru further decreased due to the distributors in these countries purchasing more products in the first half of 2009, after the 2008 product scarcity. The decrease in sales in China was mainly due to domestic distributors’ reduced purchasing demand following their stocking up of products during 2009.  Management believes the decrease in revenues is temporary, and that revenue growth will resume in the near future.

Other Highlights

Cost of sales for the second quarter of 2010 decreased to $3.0 million, or 50.3%, compared to $6.1 million for the same period in 2009. For the six months ended June 30, 2010, cost of sales was $6.5 million, a decrease of 45.3% compared to $11.9 million for the same period in 2009.  Cost of sales for the period decreased at a slightly lower rate than revenue, primarily due to fixed costs, which do not increase or decrease in line with revenue changes.

Gross profit for the second quarter of 2010 was $5.1 million, a decrease of 64.5% compared to $14.4 million for the same period in 2009. The gross profit margin for the second quarter of 2010 was 62.8%, compared to 70.2% for the same period in 2009. For the six months ended June 30, 2010, gross profit was $13.1 million, a decrease of 51.4% compared to the same period in 2010, and the gross profit margin was 66.9% compared to 69.4% for the same period in 2009. These decreases were mainly due to the decrease of revenue overall and fixed costs, which do not increase or decrease in line with revenue changes.

Selling, general and administrative expenses were $4.1 million for the second quarter of 2010, an increase of 1.4% compared to $4.0 million for the same period in 2009. This increase was primarily due to the increase in research and development expenses. Selling, general and administrative expenses as a percentage of sales were 49.8% for the second quarter of 2010 compared to 19.5% for the same period in 2009.  For the six months ended June 30, 2010, selling, general and administrative expenses were $7.6 million, an increase of 5.9% compared to $7.1 million in the same period in 2009. This increase was mainly due to the increase in research and development expense. For the six months ended June 30, 2010, selling, general and administrative expenses as a percentage of sales was 38.7%, compared to 18.4% for the same period in 2009.

As of June 30, 2010, Tiens had $126.8 million of retained earnings and total shareholders' equity of $180.4 million.

Jinyuan Li, Chairman, President and CEO of Tiens, said, “We believe that our international and domestic sales will return to and possibly exceed previous levels as our domestic and overseas affiliated companies have indicated that they are not seeing sizable declines of their revenue, and that they expect that the market fluctuation will be temporary. They believe that revenue growth will resume in the near future, consistent with what they have achieved during the majority of the past 15 years.  We remain committed to building greater market share in China, expanding our international customer base, and remaining focused on our efforts to generate long-term domestic and international growth.”

About Tiens Biotech Group (USA), Inc. www.tiens-bio.com

Tiens Biotech Group (USA), Inc. (NYSE AMEX: TBV) conducts its business operations from Tianjin, People’s Republic of China. Tiens primarily engages in the research, development, manufacturing, and marketing of nutrition supplement products, including wellness products and dietary supplements.

Tiens derives its revenues principally from product sales to affiliated companies in China and internationally in 54 countries.  Since its establishment, Tiens has developed and produced 37 nutrition supplements, which include wellness products and dietary supplements.  Tiens develops its products at its own product research and development center, which employs highly qualified professionals in the fields of pharmacology, biology, chemistry and fine chemistry. Tiens has obtained all required certificates and approvals from government regulatory agencies to manufacture and sell its products in China.

In China, Tiens conducts the marketing and sales of its products through its affiliated company, Tianshi Engineering. Tianshi Engineering markets and sells Tiens’ products in China through chain stores, domestic affiliated companies, and its 92 branches.  Outside of China, Tiens sells its products to affiliated companies in 54 countries who in turn sell through an extensive direct sales force, or multi-level marketing sales force. The Company’s direct sales marketing program is subject to governmental regulation in each of these countries.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  Such forward-looking statements are not necessarily indicative of future financial results, and may involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; whether Tianshi Engineering, the Company’s affiliate which sells its products in China, obtains a direct selling license in China; and (v) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at http://www.sec.gov under "Search for Company Filings."

-Tables Follow-

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 and 2009 (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
REVENUE - RELATED PARTIES	$8,167,849	$20,551,036	$19,571,212	$38,788,581

COST OF SALES - RELATED PARTIES	3,037,847	6,117,409	6,478,728	11,852,468

GROSS PROFIT	5,130,002	14,433,627	13,092,484	26,936,113

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,069,097	4,014,591	7,566,644	7,145,527

INCOME FROM OPERATIONS	1,060,905	10,419,036	5,525,840	19,790,586

(Interest expense)	-	(53,201)	-	(105,817)
Interest income	3,846	100,779	5,718	186,547
Other expense	(418,260)	(28,144)	(671,970)	(73,432)
OTHER (EXPENSE) INCOME, NET	(414,414)	19,434	(666,252)	7,298

INCOME BEFORE INCOME TAXES	646,491	10,438,470	4,859,588	19,797,884

INCOME TAXES	138,621	123,101	748,123	482,716

NET INCOME	$507,870	10,315,369	4,111,465	19,315,168

LESS: Net income attributable to the noncontrolling interest	(122,083)	(139,071)	(464,140)	(546,045)

NET INCOME ATTRIBUTABLE TO THE COMPANY	385,787	10,176,298	3,647,325	18,769,123

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	766,901	151,289	1,125,269	770,887

COMPREHENSIVE INCOME	1,152,688	10,327,587	4,772,594	19,540,010

COMPREHENSIVE INCOME ATTRIBUTABLE
TO THE NONCONTROLLING INTEREST	163,465	140,300	506,863	559,895

COMPREHENSIVE INCOME ATTRIBUTABLE
TO THE COMPANY	$989,223	$10,187,287	$4,265,731	$18,980,115

EARNINGS PER SHARE,
BASIC AND DILUTED	$0.01	$0.14	$0.05	$0.26

WEIGHTED AVERAGE NUMBER OF SHARES,
BASIC AND DILUTED	71,333,586	71,333,586	71,333,586	71,333,586

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$5,660,772	$1,848,328
Accounts receivable, trade - related parties, net of
allowance for doubtful accounts of $1,307,687 and $1,419,178
as of June 30, 2010 and December 31, 2009, respectively	8,809,737	15,379,312
Inventories	5,776,964	5,328,052
Other receivables	2,354,237	995,657
Other receivables - related parties	33,035,274	44,561,626
Employee advances	238,075	115,673
Prepaid expenses	351,905	658,193
Prepaid taxes	121,542	407,534
Total current assets	56,348,506	69,294,375

PROPERTY, PLANT AND EQUIPMENT, net	9,946,030	10,124,483

OTHER ASSETS:
Construction in progress	146,343,059	125,572,621
Construction deposits	5,068,290	1,405,997
Intangible assets, net	12,764,848	12,864,295
Other assets	18,039,203	11,847,937
Total other assets	182,215,400	151,690,850

Total assets	$248,509,936	$231,109,708

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,387,829	$5,012,157
Advances from customers - related parties	17,055,922	4,426,751
Wages and benefits payable	788,451	1,484,852
Income taxes payable	330,095	-
Contractor deposits	258,403	183,395
Contractor payables	20,942,557	18,513,216
Other payables	1,248,953	1,151,551
Other payables - related parties	1,502,767	3,326,110
Total current liabilities	46,514,977	34,098,032

NON-CURRENT LIABILITIES
Deferred income	11,283,364	11,236,501
Total non current liabilities	11,283,364	11,236,501

Total liabilities	57,798,341	45,334,533

EQUITY:
Shareholders' equity of the Company:
Common stock, $0.001 par value, 250,000,000 shares authorized,
71,333,586 issued and outstanding, respectively	71,334	71,334
Paid-in-capital	18,194,133	18,042,189
Statutory reserves	16,465,144	13,217,217
Retained earnings	126,769,661	126,370,263
Accumulated other comprehensive income	18,880,529	18,262,123
Total shareholders' equity of the Company	180,380,801	175,963,126
Noncontrolling interest	10,330,794	9,812,049
Total equity	190,711,595	185,775,175
Total liabilities and equity	$248,509,936	$231,109,708

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)

	Six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,111,465	$19,315,168
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Bad debt expense	(116,962)	(196,863)
Depreciation	814,376	1,112,849
Amortization	167,147	194,380
Interest expense	-	2,710
Gain on sale of assets	(15,085)	(15,717)
Rental expense borne by a related party	163,532	163,331
(Increase) decrease in assets:
Accounts receivable, trade - related parties	6,725,384	(5,532,449)
Other receivables	(1,349,264)	10,743
Other receivables - related parties	213,304	(992,241)
Inventories	(421,815)	3,355,993
Employee advances	(121,454)	(80,805)
Prepaid expense	307,795	(435,576)
Increase (decrease) in liabilities:
Accounts payable	(662,699)	(1,579,065)
Advances from customers - related parties	12,562,625	(219,470)
Wages and benefits payable	(699,884)	(703,898)
Other taxes payable	615,431	8,920
Other payables	94,272	(395,970)
Other payables - related parties	191,991	(202,847)
Net cash provided by operating activities	22,580,159	13,809,193

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Life Resources	6,000,000	-
Collections from loans to local government	-	105,193
Proceeds from disposal of a subsidiary	700,000	-
Construction deposits	(2,678,074)	(3,846,961)
Contractor deposits	73,959	158,551
Addition to construction in progress	(18,790,772)	(15,954,182)
Equipment deposits	(6,133,065)	-
Proceeds from sales of properties	2,621,558	17,039
Purchase of equipment and automobiles	(578,794)	(921,388)
Net cash used in investing activities	(18,785,188)	(20,441,748)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan from (repayment to) related parties	-	(3,945,510)
Net cash used in financing activities	-	(3,945,510)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	17,473	64,084

NET INCREASE (DECREASE) IN CASH	3,812,444	(10,513,981)

CASH, beginning of period	1,848,328	44,854,511

CASH, end of period	$5,660,772	$34,340,530

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$-	$105,817
Income taxes	$913,722	$667,347

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES
REVENUE BY REGION

	Three months ended
	June 30,

	2010	2009	Change

China	$4,415,082	$9,669,603	-54.3%
International	$3,752,767	$10,881,433	-65.5%
Total	$8,167,849	$20,551,036	-60.3%

	Six months ended
	June 30,

	2010	2009	Change

China	$11,198,355	$12,412,223	-9.8%
International	$8,372,857	$26,376,358	-68.3%
Total	$19,571,212	$38,788,581	-49.5%